EXHIBIT 99.1

Jerrold J. Pellizzon	Phil Bourdillon/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421 x8262	(310) 208-2550
CERADYNE, INC. REPORTS SECOND QUARTER, SIX-MONTH
2007 FINANCIAL RESULTS
Six Month Sales and Net Income Reach Record Levels
Costa Mesa, Calif.—July 24, 2007—Ceradyne, Inc. (Nasdaq: CRDN) reported financial results for the second quarter and six months ended June 30, 2007, including record six month sales and record net income.
Sales for second-quarter 2007 rose 14.4% to $185.4 million from $162.0 million in second-quarter 2006. Net income for second-quarter 2007 increased by 31.5% to $38.3 million, or $1.38 per diluted share, compared to $29.1 million, or $1.07 per diluted share, in the second quarter of 2006. Fully diluted average shares outstanding for the third quarter were 27.8 million compared to 27.3 million in the same period in 2006.
Gross profit margin was 41.7% of net sales in second-quarter of 2007, up from 39.3% in second-quarter of 2006.
The provision for income taxes was 35.9% in second-quarter 2007, compared to 35.5% in second-quarter 2006.
Sales for the six months ended June 30, 2007 reached a record $373.8 million, up from $298.4 million in the same period last year. Net income for the first six months of 2007 increased to a record $76.4 million, or $2.77 per diluted share, on 27.6 million shares, from $53.7 million, or $1.97 per diluted share, on 27.3 million shares, for the same six-month period in 2006.
New bookings for the second quarter of 2007 were $55.3 million, compared to $123.5 million for the same period last year. For the first six months of 2007, new bookings were $231.7 million, compared to $278.2 million for the comparable period last year.
Total backlog as of June 30, 2007 was $202.4 million, compared to total backlog at June 30, 2006 of $256.6 million.
Joel P. Moskowitz, Ceradyne president and chief executive officer, commented, “We have expressed over some period of time our longer range strategy of global diversification in advanced technical ceramic products and markets focused on non-defense applications as well as remaining committed to lightweight ceramic personnel armor and emerging vehicle armor requirements. I am pleased to report that several second quarter 2007 events demonstrated Ceradyne’s strategic direction.
“On June 20, 2007, we opened a modern manufacturing facility in Tianjin, China, for the production of high purity ceramic components utilized by manufacturers of photovoltaic silicon solar cells. We anticipate initial shipments to begin from this Chinese factory in the third quarter 2007 and ramp up over the next 12 months. Due to the demand in China for solar energy and particularly Ceradyne products, we have decided to immediately expand the new factory’s projected throughput.
“On June 27, 2007, we announced that we had signed an agreement to acquire EaglePicher Boron, LLC for approximately $69 million cash. This acquisition will provide Ceradyne a source of the isotope B10 for use in nuclear power plants and nuclear waste containment systems in order to utilize B10’s neutron absorption properties. This boron material is also used in the fabrication of semiconductor grade silicon. Pending necessary regulatory approvals, we expect the acquisition to close in third quarter 2007. EaglePicher Boron has had a strong profit record and we expect the acquisition to be accretive.
“On July 11, 2007, we announced the acquisition of our long-term raw materials supplier Minco, Inc. of Midway, Tennessee, for $27.5 million cash. Minco supplies our Ceradyne Thermo Materials operation in

Scottdale, Georgia, with the raw powder materials used to make our solar related product line and is intended to insure a reliable flow of raw materials for our new China operation. Much like our 2004 acquisition of ESK Ceramics in Kempten, Germany, which provided vertical integration for our ceramic armor products, the Minco acquisition provides vertical integration of Ceradyne’s solar effort. Minco has been manufacturing raw materials for 30 years and serves many non-traditional ceramic industrial uses, such as precision investment casting. Minco is a profitable entity which is expected to be immediately accretive.
“On June 7, 2007, Ceradyne announced the introduction of a high-threat resistant armored vehicle designated the “BULL.” This recently introduced vehicle is designed to meet MRAP II (mine resistant ambush protected) requirements, including IED (improvised explosive devices) threats. We also believe, based on government testing on our initial vehicles, that Ceradyne’s “BULL” will provide protection against lethal EFPs (explosively formed penetrators). Ceradyne does not currently have orders for the “BULL,” but we believe there is substantial congressional and military interest in this unique vehicle.
“On June 15, 2007, we announced that Ceradyne had been notified by the U.S. Army Tank Automotive Command (TACOM) that our alternative lightweight armor materials, submitted in response to the Army’s Long Term Armor Strategy (LTAS) requirements for advanced armor solutions for application on the tactical wheel vehicle fleet, had been accepted for formal evaluation by TACOM’s LTAS team. We believe that this selection of our LTAS solution could lay the groundwork for future military vehicle requirements that must conform to LTAS.
“Ceradyne has embarked on a 20 million Euro expansion of our ESK operation in Kempten, Germany. Production capacity will be substantially increased in the manufacturing of boron nitride powders, marketed under our brand name, BORONEIGE®, for cosmetic applications and silicon carbide seals for industrial motors, pumps and related uses.”
Ceradyne will host a conference call today at 8:00 a.m. PDT (11:00 a.m. EDT) to discuss its 2007 second quarter results. Investors or other interested parties may listen to the teleconference live via the Internet at www.ceradyne.com or www.earnings.com. These web sites will also host an archive of the teleconference. A telephonic playback will be available beginning at 11:00 a.m. PDT today through 9:00 p.m. PDT on July 26, 2007. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 7014363.
Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information can be found at the Company’s web site: www.ceradyne.com.
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date thereof.
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Below is a summary of unaudited comparative results. Amounts in thousands except per share data:

	Three Months Ended		Year to Date as of
	June 30,		June 30,
	2007	2006	2007	2006
Net sales	$185,359	$162,016	$373,802	$298,363
Cost of product sales	107,975	98,335	219,306	180,697

Gross profit	77,384	63,681	154,496	117,666

Operating expenses:
Selling	6,447	5,916	12,745	11,690
General and administrative	9,161	10,377	18,938	17,373
Research and development	4,395	2,677	7,881	5,199

	20,003	18,970	39,564	34,262

Income from operations	57,381	44,711	114,932	83,404
Other income (expense):
Other income	3,411	1,464	6,493	2,542
Interest (expense)	(1,035)	(1,030)	(2,060)	(2,058)

	2,376	434	4,433	484

Income before provision for income taxes	59,757	45,145	119,365	83,888
Provision for income taxes	21,454	16,016	42,973	30,146

Net income	$38,303	$29,129	$76,392	$53,742

Earnings per share, basic	$1.41	$1.08	$2.81	$2.00
Earnings per share, diluted	$1.38	$1.07	$2.77	$1.97
Avg. shares outstanding, basic	27,237	26,857	27,194	26,829
Avg. shares outstanding, diluted	27,786	27,325	27,585	27,323
Condensed Balance Sheets (in thousands):

	June 30, 2007	December 31, 2006
Cash and cash equivalents	$38,980	$13,547
Short term investments	216,431	190,565
Other current assets	219,173	197,863
Net property, plant and equipment	190,697	183,011
Other assets	28,983	28,829

Total assets	$694,264	$613,815

Current liabilities	$56,065	$69,912
Long term debt	121,000	121,000
Non current liabilities	21,513	13,274
Deferred tax liability	1,883	3,018
Stockholders’ equity	493,803	406,611

Total liabilities and stockholders’ equity	$694,264	$613,815

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